EXHIBIT 4.1

[State of Nevada Logo]	ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 69701-4520
(775) 684 6708
Website: www.nvsos.gov

	Filed in the office of	Document Number 20090480340-70
Certificate of Designation (PURSUANT TO NRS 78,1956)	Ross Miller Secretary of State	Filing Date and Time 06/11/2009 10:14 AM
	State of Nevada	Entity Number C18934-2001

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1965)
1.    Name of corporation:

SOUTH TEXAS OIL COMPANY

2.    By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Convertible Preferred Stock, $0.001 par value.

3.    Designation; Number of Shares. The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 2,000,000. Each share of Series A Preferred Stock shall have a stated value equal to $10.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value") and $0.001 par value.

3.    Effective date of filing: (optional):_________ (must not be later than 90 days after the certificate is filed).

4.    Signature: (required)

/s/ Michael J. Pawelek

Signature of Officer

Filing Fee: $175.00
IMPORTANT: Failure to Include any of the above information and submit with the proper fees may cause this filing to be rejected.